Exhibit 99.1

For Immediate Release:

Media Contact:
Mollie Elizabeth Condra
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Announces the Addition of Gerard M. Hayden, Jr. to the Board of Directors

 Nashville, Tenn. (August 15, 2006)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, today announced that Gerard (“Gerry”) M. Hayden, Jr. has joined its Board of Directors. As an experienced leader in managing healthcare technology companies, Mr. Hayden will join the Board of Directors in overseeing HealthStream’s corporate and strategic initiatives. His broad industry experience in finance, mergers and acquisitions, and accounting strengthens the Board’s corporate governance expertise.

“We are delighted to welcome Gerry to our Board of Directors,” said Robert A. Frist, Jr., Chairman of the Board and Chief Executive Officer. “He has an outstanding record for growing innovative, scalable organizations that makes him an ideal fit for advising HealthStream.”

Currently an independent consultant, Mr. Hayden’s prior experience includes a range of executive-level positions where he served as Chief Financial Officer for such companies as Private Business, Inc. (NASDAQ: GFSI), Covation, Meridian Occupational Healthcare Associates, Inc., ENVOY (now part of WebMD, traded as (NASDAQ: HLTH)), Allied Clinical Laboratories, Inc., and others.

In addition to serving as a member of HealthStream’s Board of Directors, Mr. Hayden serves on the boards of two private healthcare companies: Sy.Med Development, Inc. and Home Health Laboratory of America, Inc. He received a Masters of Science in accounting from Northeastern University and a Bachelors of Art in government and international studies from the University of Notre Dame.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,377,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. (www.healthstream.com)

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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